Exhibit 99.1

                                                            L-1
                                                            IDENTITY
                                                            SOLUTIONS
FOR IMMEDIATE RELEASE
---------------------

Contact:

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1id.com


       L-1 IDENTITY SOLUTIONS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

STAMFORD, CT. - November 2, 2006 - L-1 Identity Solutions, Inc., (NYSE: ID), a leading supplier of identity solutions and services, today reported results for the third quarter ended September 30, 2006. L-1 Identity Solutions consists of, among other things, the historic operations of Viisage Technology, Inc. and Identix, Incorporated which merged on August 29, 2006.

Revenue for the third quarter of 2006 was $39.8 million compared to $14.3 million in the third quarter of 2005, an increase of $25.5 million. Of the increase, $20.8 million relates to acquired businesses including Integrated Biometrics Technology (IBT), SecuriMetrics, Inc., Iridian Technologies, Inc. and Identix, while $4.7 million (or approximately 33 percent) represents organic growth primarily from increased volume of U.S. passports and document authentication products.

Gross margin in the third quarter of 2006 was 24 percent, compared to 27 percent in the third quarter of 2005. Gross margin was 5 percent lower as a result of non-recurring inventory and other charges. Acquisitions resulted in a reduction of an additional 2 percent reflecting lower margins in the IBT/IIS enrollment activities.

Adjusted EBITDA before merger-related severance costs and other non-recurring charges was $4.8 million compared to $1.4 million in the same period in the prior year. Including the aforementioned charges, Adjusted EBITDA was negative $1.0 million in the third quarter.

The Company reported a third quarter net loss of $29.3 million, or $0.60 per diluted share, compared to a net loss of $2.1 million, or $0.11 per diluted share in the third quarter of 2005. The results of the third quarter of 2006 include non-recurring charges related to asset impairment, the Viisage/Identix merger, as well as other non-recurring charges aggregating to $26.4 million. In addition, there were charges of $1.5 million for stock-based compensation and other one time charges.

Commenting on the third quarter, Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions, said, "We continue to balance our efforts in creating the industry's identity solutions powerhouse with a steadfast focus on increasing shareholder value. L-1 realized $20 million in synergies from the merger of Viisage and Identix. We also significantly enhanced the marketing and finance management teams and completed a detailed bottoms-up analysis of revenues and assets, including intangibles. This enabled us to financially align the Company's new strategic direction and reflect all of the charges in the quarter."

YEAR TO DATE RESULTS

Revenue for the first nine months of 2006 was $88.1 million compared to $51.3 million for the same period in the prior year, an increase of $36.8 million. $34.1 million of the increase relates to acquisitions of IBT, SecuriMetrics, Iridian and Identix. $2.7 million represents organic growth primarily from increased volume of U.S. passports and document authentication products.

Gross margin for the first nine months of 2006 was 26 percent compared to 30 percent for the same period in the prior year. Gross margin was 2 percent lower as a result of non-recurring inventory and other charges. Acquisitions resulted in a reduction of an additional 2 percent reflecting lower margin in IBT/IIS enrollment activities.

Adjusted EBITDA for the nine months before merger-related severance costs and other one time related charges was $11.2 million compared to $5.9 million for the same period in the prior year. Including the aforementioned charges, Adjusted EBITDA was $5.4 million.

The Company reported a nine month net loss of $33.0 million, or $0.92 per diluted share compared to a net loss of $4.3 million, or $0.22 per diluted share for the corresponding period in the prior year. The 2006 results include non-recurring asset impairment charges, merger related charges and other non-recurring charges aggregating $26.4 million.

L-1 MOMENTUM WITHIN THE INDUSTRY CONTINUES

"This was a significant quarter for us, both in our contributions to advancing the state of the industry and in positioning the Company at the forefront of global identity solution opportunities," said Mr. LaPenta. "The Company's most meaningful achievement was creating the industry's premier company for identity solutions and services by completing the merger between Viisage and Identix that formed L-1 Identity Solutions. We added greater value to the market by successfully integrating the L-1 Identity Solution companies' offerings into a set of unique customer-focused solutions and acquiring new technologies and services. Iridian Technologies, when combined with SecuriMetrics, now gives us powerful capabilities in the iris recognition market. The acquisition of SpecTal LLC adds valuable intelligence services and a larger set of potential customers for our solutions within the U.S. intelligence community and other government agencies."

The Company also made significant progress in positioning itself for the future as the central player in shaping the global business landscape for identity solutions. The Company listed on the NYSE as "ID" to gain access to worldwide investors, a wider base within the financial community, and global business leaders. Additionally, individuals with hands-on experience in solving the world's toughest security challenges joined the Company's Board of Directors. This includes former FBI Director Louis Freeh, former Deputy Secretary of DHS Admiral Loy, former Director of Central Intelligence for the United States George Tenet, former Ambassador Robert Gelbard, and other distinguished Directors.

Products and services offered by L-1 Solutions companies continued to permeate the industry. The National Institute of Standards & Technology (NIST) and GSA certified the biometric technology and services of Identix, an L-1 Identity Solutions Company. This certification paved the way for Identix to pursue significant U.S. government personal identity verification (PIV) program business associated with the implementation of Homeland Security Presidential Directive 12 (HSPD12).

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
Additionally, several new customer wins were announced in the third quarter that included:

o Common Access Card (CAC) program award for a five-year $25 million contract. The award made to Viisage, an L-1 Identity Solutions company, will enable the company to continue to support the production of secure smart credentials as part of the Common Access Card (CAC) program for the United States Department of Defense (DoD). The award demonstrates added momentum for the products within a program that today has more than three million users across the DoD and is widely regarded as the largest and most advanced use of smart cards.

o Department of Defense (DoD) $10 million order for SecuriMetrics' HIIDE (Handheld Interagency Identity Detection Equipment) device using multi-modal identity enrollment and recognition technology. This new order for the L-1 Identity Solutions company from the DoD represented a major step forward in the adoption of multi-modal biometric recognition technologies that include iris, face, and finger.

o The Illinois Department of Motor Vehicles selected IBT, an L-1 Identity Solutions company, as the state's sole source provider for the HazMat program. The program calls for the collection and management of fingerprint and demographic data of commercial drivers license (CDL) holders who wish to transport hazardous materials.

o IBT, an L-1 Identity Solutions company, was selected by TSA as one of the final competitors in pursuit of the TWIC (Transportation Worker Identification Credential) program to be awarded later this year. The program is an important initial step for the government to secure the nation's ports.


EXPECTATIONS

The Company expects revenue for the fourth quarter, ended December 31, 2006, to be $75 - $80 million with Adjusted EBITDA of $14 - $16 million. Further, the Company expects gross margins to be approximately 30-35 percent and $0.02 - $0.04 GAAP EPS, expecting to turn GAAP profitable by the end of 2006.

The Company expects revenue for 2007 to be $330 - $340 million with Adjusted EBITDA of $58 - $62 million. The Company expects gross margin to be approximately 35 percent for 2007 with $0.08-$0.12 GAAP EPS.

"L-1 is in the enviable position of being the pre-eminent identity solutions company with end-to-end solution capabilities, financial resources, and over $500 million in backlog. We continue to build the management team and resources to fully capitalize on the untapped potential in the market today," concluded Mr. LaPenta.

CONFERENCE CALL INFORMATION

The Company will host a conference call with the investment community to discuss its operating results beginning at 10:00 a.m. EST today. The dial-in number for the call is 877-692-2595, participant passcode 7935836. Internationally, please dial 973-582-2846, using the same confirmation code. The conference call will be available live over the Internet at the investor relations section of L-1 Identity Solutions' website at www.L1ID.com. A recording of the conference call will be available starting one hour after the completion of the call until 11:59 p.m. (EST) on November 9, 2006. To access the replay, please dial 877-519-4471 and use passcode 7935836. To access the replay from outside the U.S., dial 973-341-3080 and use passcode 7935836

The Company will host a meeting for financial analysts beginning at 12:00 p.m. EST today. The meeting will be webcast live over the Internet and accessible through the investor relations section of the L-1 Identity Solutions website at www.L1ID.com. The webcast also will have accompanying slides. To listen to the meeting, please dial 866-425-6192 or 973-935-8749 and use pass code 8007582. A recording will be available starting one hour after the completion of the call until 11:59 p.m. (EST) on November 9, 2006. To access the replay, please dial 877-519-4471 or 973-341-3080, using the same pass code as above.


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
ADJUSTED EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of FAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, L-1 Identity Solutions can evaluate its operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical operating trend. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.

We have not provided a reconciliation of expected Adjusted EBITDA because a single point projection of net income is not available without unreasonable efforts. However, the principal differences between projected Adjusted EBITDA and projected net income consist of the projected provision for income taxes, interest expense, interest income, depreciation and amortization and stock based compensation. A reconciliation of GAAP net loss to Adjusted EBITDA for historical periods follows

                                                                          (IN MILLIONS)
                                                    For the Quarter Ended               For the Nine Months Ended
                                               Sept. 30, 2006     Oct. 2, 2005       Sept. 30, 2006     Oct. 2, 2005
                                               -------------------------------       -------------------------------
Net Loss                                          $ (29.3)         $  (2.1)             $ (33.0)          $  (4.3)

Add/Deduct:
     Depreciation and Amortization                    5.9              3.1                 14.4               9.0
     Interest (Income)/Expense, Net                  (0.3)           - - -                 (1.4)            - - -
     Provision for Income Taxes                       0.7              0.3                  2.0               1.0
     Stock Based Compensation and
       Other Charges                                  1.5              0.1                  2.9               0.2
     Asset Impairments and
        Merger Related Costs                         20.5            - - -                 20.5             - - -
                                                 --------         --------             --------           --------


Adjusted EBITDA                                   $  (1.0)         $   1.4              $   5.4           $   5.9
                                                 ========         ========             ========          ========

Adjusted EBITDA includes merger-related severance costs of $2.2 million that were paid in cash, as well as non-recurring charges of $3.6 million included in the 2006 third quarter and nine months results.

Non-cash asset impairments and merger related costs consist primarily of impairments of intangible and fixed assets of $14.6 million, in process research and development costs of $2.7 million, and stock compensation charges of $3.2 million.

ABOUT L-1 IDENTITY SOLUTIONS, INC.

L-1 Identity Solutions, Inc. (NYSE: ID), formed in 2006 from the merger of Viisage Technology, Inc., and Identix Incorporated, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1id.com.

                                       ###

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to the future events or financial performance discussed in this release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "plan", "assume" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the size and timing of contract awards, performance on contracts, performance of acquired companies, availability and cost of key components, unanticipated results from audits of the financial results of the Company and acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, developments with respect to litigation to which we are a party, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. In addition, such risks and uncertainties include those described in the Securities and Exchange Commission filings of the Identix Incorporated and Viisage Technology, Inc., including Viisage's Registration Statement on Form S-4 filed with the SEC in connection with the transaction, Viisage's Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and June 30, 2006 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." L-1 Identity Solutions expressly disclaims any obligation to update any forward-looking statements.


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
                             L-1 IDENTITY SOLUTIONS
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                          SEPT 30, 2006      OCT 3, 2005     SEPT 30, 2006       OCT 3, 2005
                                                          -------------      -----------     -------------       -----------
Revenue                                                      $ 39.8            $ 14.3           $ 88.1             $ 51.3

Cost of Revenues:
     Cost of Revenue                                           26.7               9.3             57.5               32.3
     Amortization of Purchased Intangible Assets                3.4               1.1              7.3                3.6
                                                             ------            ------           ------             ------

Total Cost of Revenue                                          30.1              10.4             64.8               35.9
                                                             ------            ------           ------             ------

Gross Profit                                                    9.7               3.9             23.3               15.4
                                                             ------            ------           ------             ------
Gross Margin                                                    24%               27%              26%                30%

Operating Expenses:
     Sales and Marketing                                        3.4               1.6              8.7                5.6
     Research and Development                                   3.3               1.3              6.9                3.9
     General and Administrative                                 9.0               2.9             17.0                9.2
     Asset Impairments and Merger Related Expenses             22.8             - - -             22.8              - - -
     Amortization of Purchase Intangible Assets                 0.1               0.1              0.4                0.3
                                                             ------            ------           ------             ------

Total Operating Expenses                                       38.6               5.9             55.8               19.0
                                                             ------            ------           ------             ------

Loss from Operations:                                         (28.9)             (2.0)           (32.5)              (3.6)
     Interest Income, net                                       0.3             - - -              1.5              - - -
     Other Income Expenses, net                               - - -               0.2            - - -                0.3
                                                             ------            ------           ------             ------

Loss Before Income Taxes                                      (28.6)             (1.8)           (31.0)              (3.3)
Provision for Income Taxes                                      0.7               0.3              2.0                1.0
                                                             ------            ------           ------             ------

Net Loss                                                     $(29.3)           $ (2.1)          $(33.0)            $ (4.3)
                                                             ======            ======           ======             ======

Net loss per Basic and Diluted Share                         $ 0.60            $ 0.11           $ 0.92             $ 0.22
                                                             ======            ======           ======             ======

Weighted Average Basic and Diluted Shares                      49.1              19.2             35.8               19.2
                                                             ======            ======           ======             ======

                          L-1 IDENTITY SOLUTIONS, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (IN MILLIONS)
                                   (unaudited)

                                                  September 30, 2006                December 31, 2005
                                                  ------------------                -----------------
ASSETS

Current Assets:
     Cash                                              $     30.3                         $   72.4
     Accounts Receivable                                     39.4                             14.5
     Other Current Assets                                    15.1                              6.0
                                                      -----------                        ---------

Total Current Assets                                         84.8                             92.9

Property and Equipment, net                                  19.9                             19.5
Goodwill and Net Intangible Assets                        1,027.7                            179.4

Other Assets                                                  5.3                              2.3
                                                      -----------                        ---------
Total Assets                                           $  1,137.7                         $  294.1
                                                      ===========                        =========

LIABILITIES & SHAREHOLDERS EQUITY

Current Liabilities:
     Accounts Payable, Accrued Expense                       57.0                             11.4
     Current Deferred Revenue                                 9.7                              2.6
     Other Current Liabilities                                1.6                              1.4
                                                      -----------                        ---------
Total Current Liabilities                                    68.3                             15.4

Deferred Tax Liability                                        3.6                              2.0
Deferred Revenue                                              4.6                              1.7
Other Liabilities                                             1.7                              0.3
                                                      -----------                        ---------
Total Liabilities                                            78.2                             19.4

Shareholders' Equity                                      1,059.5                            274.7
                                                      -----------                        ---------
Total Liabilities and Shareholders' Equity             $  1,137.7                         $  294.1
                                                      ===========                        =========


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